Exhibit 10.19

HAWKER BEECHCRAFT CORPORATION EXCESS PENSION PLAN

ARTICLE I

NAME, PURPOSE, AND EFFECTIVE DATE

The Hawker Beechcraft Corporation Excess Pension Plan (“Plan”) is hereby established effective as of March 26, 2007. The Plan is both an excess benefit plan as defined in Section 3(36) of ERISA and a nonqualified, unfunded plan designed to provide supplemental retirement benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.

ARTICLE II

DEFINITIONS

When used herein, the following terms shall have the following meanings unless a different meaning is clearly required by the context of the Plan.

2.1 Affiliate. A trade or business that, together with Hawker Beechcraft Corporation, is a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or businesses (whether or not incorporated) under common control as defined in Section 414(c) of the Code, or (iii) an affiliated service group as defined in Section 414(m) of the Code, or which is an entity otherwise required to be aggregated with Raytheon Company pursuant to Section 414(o) of the Code.

2.2 Beneficiary. “Beneficiary” shall mean the person or persons (including a trust or trusts) who are entitled to receive benefits under the Retirement Plan in the event of the Participant’s death (whether or not such person or persons are expressly so designated by the Participant).

2.3 Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.4 Company. “Company” shall mean Hawker Beechcraft Corporation and its Affiliates. The participating Companies shall act with respect to the Plan through the officers of Hawker Beechcraft Corporation or their delegates and not through the Board of Directors of Hawker Beechcraft Corporation.

2.5 Deferred Bonuses and Compensation. “Deferred Bonuses and Compensation” shall mean amounts that are excluded from the definition of compensation under the Retirement Plan and attributable to either (i) salary deferrals under nonqualified deferred compensation arrangements other than this Plan; or (ii) bonuses (whether paid or deferred) awarded under the Management Incentive Plan or under any Retention or Retention Bonus Program.

2.6 Eligible Executive. “Eligible Executive” shall mean an Employee who is a member of the select group of management or highly compensated employees as provided in Section 201(2) of ERISA and who is selected in writing to participate in the Plan by the Plan Administrator. An Employee’s selection as an Eligible Executive shall be determined annually by the Plan Administrator and may be changed for any future Plan Year. An Employee who is not designated in writing as an Eligible Executive for a particular Plan Year shall not be considered an Eligible Executive for such Plan Year, even if the Employee was designated as an Eligible Executive in a prior Plan Year.

2.7 Employee. “Employee” shall mean any person employed by a Company, who is expressly so designated as an employee on the books and records of the Company, and who is treated as such by the Company for federal employment tax purposes. Any person who, after the close of a Plan Year, is retroactively treated by a Company, or any other party as an Employee for such prior Plan Year, shall not, for purposes of the Plan, be considered an Employee for such prior Plan Year unless expressly so treated as such by the Company.

2.8 ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.9 Participant. “Participant” shall mean any Employee eligible to receive benefits under this Plan.

2.10 Plan Administrator. “Plan Administrator” shall mean Hawker Beechcraft Corporation (or any successor corporation which continues the Plan) acting through its officers or their delegates and not through its Board of Directors.

2.11 Plan Year. “Plan Year” shall mean the twelve (12) consecutive month period commencing January 1.

2.12 Retirement Plan. “Retirement Plan” shall mean the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees.

ARTICLE III

ELIGIBILITY

3.1 Eligibility. Subject to the condition of Section 3.2, all Employees who participate in the Retirement Plan and whose benefits from the Retirement Plan are limited by the provisions of Section 415 of the Code and/or who are Eligible Executives eligible to receive benefits from the Retirement Plan and their Beneficiaries shall be eligible to receive benefits under this Plan in accordance with Section 4.1.

3.2 Salary Reduction. If the Retirement Plan requires mandatory employee contributions, as a condition to the receipt of an Excess Retirement Plan Benefit in accordance with Section 4.1 with respect to the Retirement Plan, Participants shall irrevocably agree at the time of their initial eligibility to have their salary reduced on a pre-tax basis by the amount of contributions which would have been required under such Retirement Plan to provide such benefit. For purposes of determining the portion of a Participant’s Excess Retirement Plan Benefit attributable to salary reduction contributions, the Plan Administrator shall maintain a “participant contributions account,” which shall be credited with interest in accordance with the terms of the applicable Retirement Plan.

ARTICLE IV

BENEFITS

4.1 Excess Retirement Plan Benefit. The Excess Retirement Plan Benefit payable hereunder shall equal the monthly benefit that would be payable to or on behalf of a Participant under the Retirement Plan without application of (i) the limitations on contributions and benefits imposed by Section 415 of the Code, (ii) the limitation on compensation imposed by Section 401(a)(17) of the Code, and (iii) the exclusion of Deferred Bonuses and Compensation from the definition of compensation under the Retirement Plan; reduced by the monthly benefit actually payable to or on behalf of the Participant from the Retirement Plan.

4.2 Vesting. Except as set forth in Sections 4.4 and 4.5, a Participant shall vest in his or her Excess Retirement Plan Benefit to the same extent as under the Retirement Plan.

4.3 Payment of Benefits. Except as otherwise provided herein, a Participant’s Excess Retirement Plan Benefit shall be paid at the same time and in the same form as his or her benefits under the Retirement Plan. Notwithstanding any prior elections to the contrary, all benefits under the plan, with the exception of a lump sum payment, shall be payable monthly.

4.4 Benefits Unfunded. The benefits payable under the Plan shall be paid solely out of the general assets of the participating Company that is the employer of the Participant (or was the most recent employer) at the time benefits first become payable and shall not be otherwise specifically funded in any manner. For this purpose, the Plan Administrator shall maintain separate books and records for each participating Company and its respective Employees who are Participants. Nothing herein contained shall preclude the creation of a bookkeeping or other reserve for benefits payable hereunder.

4.5 ERISA Unwind Provision. Notwithstanding anything to the contrary contained herein, if a judicial or administrative determination is made or the Plan Administrator has reason to believe that an Employee does not qualify as a Eligible Executive, if required hereunder, the Employee shall cease to be a Participant under this Plan and the Plan Administrator shall pay to such Employee all benefits due him or her from this Plan, if any, as soon as administratively feasible.

ARTICLE V

ADMINISTRATION

5.1 Plan Administration. The Plan shall be administered by the Plan Administrator in accordance with its terms and purposes. The Plan Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause the benefits to be paid in cash by the appropriate participating Company accordingly.

5.2 Finality of Decisions. Except as otherwise provided in Section 5.3, the Plan Administrator shall have full discretionary authority to determine eligibility for benefits and to construe the terms of the Plan, including all questions of fact and law. In addition, the decisions made by and the actions taken by the Plan Administrator in the administration of the Plan shall be final and conclusive on all persons, and the Plan Administrator shall not be subject to any liability whatsoever with respect to the administration of the Plan.

5.3 Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any such determination by the Administrator shall be made pursuant to the following procedures, which shall be conducted in a manner designed to comply with Section 503 of ERISA:

(a) Step 1. Claims for a benefit should be filed by a Claimant as soon as practicable after the Claimant knows or should know that a dispute has arisen with respect to the benefit, but at least thirty (30) days prior to the Claimant’s actual retirement date or, if applicable, within sixty (60) days after the death, disability or termination of employment of the Participant whose benefit is at issue, by mailing a copy of the claim to Hawker Beechcraft Benefits Department, Human Resources, 10511 East Central, Wichita, KS 67206.

(b) Step 2. In the event that a claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within ninety (90) days following receipt of the claim, so advise the Claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan’s claim review procedures.

(c) Step 3. Within sixty (60) days following receipt of the denial of a claim for a benefit, a Claimant desiring to have the denial appealed shall file a request for review by an officer of Hawker Beechcraft Corporation or a review committee, as designated by Hawker Beechcraft Corporation, by mailing a copy thereof to the address shown in Section 5.3(a); provided, however, that such officer or any member of such review committee, as applicable, may not be the person who made the initial adverse benefit determination nor a subordinate of such person.

(d) Step 4. Within thirty (30) days following receipt of a request for review, the designated officer or review committee shall provide the Claimant a further opportunity to present his or her position. At the designated officer or review committee’s discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the Claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the Claimant’s position, which usually should not exceed thirty (30) days, the designated officer or review committee shall inform the Claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION OF PLAN

6.1 Amendment and Termination. While Hawker Beechcraft Corporation intends to maintain the Plan in conjunction with the Retirement Plan for as long as necessary, Hawker Beechcraft Corporation reserves the right to amend and/or fully or partially terminate the Plan at any time for whatever reasons it may deem appropriate, provided that no amendment or termination of the Plan shall affect any participating Company’s obligation to pay the benefits due to the Participants hereunder but only to the extent of the value of such benefits which have accrued up to the date of the amendment or termination.

ARTICLE VII

MISCELLANEOUS

7.1 No Enlargement of Employee Rights. Nothing contained in the Plan shall be construed as a contract of employment between any Company and an Employee or as a right of any Employee to be continued in the employment of any Company, or as a limitation of the right of any Company to discharge any Employee at any time, with or without notice and with or without cause.

7.2 Assignment. The benefits payable under this Plan may not be assigned, alienated, transferred, pledged or otherwise encumbered.

7.3 Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by the laws of the State of Kansas.